                                                                    Exhibit 99.2




                               USA EDUCATION, INC.
                        SUPPLEMENTAL EARNINGS DISCLOSURE
                                DECEMBER 31, 2000
                (DOLLARS IN MILLIONS, EXCEPT EARNINGS PER SHARE)



                                                                         Quarters Ended                         Years Ended
                                                           ------------------------------------------           December 31,
                                                           December 31,  September 30,   December 31,   ---------------------------
                                                             2000            2000           1999            2000           1999
                                                           ------------  -------------   ------------   -----------   -------------
Net income                                                  $    99         $    92        $   142        $   465         $   501
"Cash basis" net income *                                   $   122         $    96        $   135        $   474         $   502
"Core cash basis" net income **                             $   138         $   128        $   108        $   492         $   405

Diluted earnings per share                                  $   .56         $   .55        $   .87        $  2.76         $  3.06
"Cash basis" diluted earnings per share                     $   .70         $   .57        $   .83        $  2.81         $  3.07
"Core cash basis" diluted earnings per share                $   .80         $   .77        $   .66        $  2.93         $  2.48

Net interest margin                                            1.35%           1.50%          1.71%          1.52%           1.85%
"Cash basis" net interest margin                               1.42            1.51           1.69           1.53            1.87
"Core cash basis" net interest margin                          1.42            1.51           1.63           1.53            1.68

Return on assets                                                .83%            .84%          1.30%          1.06%           1.28%
"Cash basis" return on assets                                   .63             .53            .87            .68             .88
"Core cash basis" return on assets                              .71             .71            .69            .71             .71

Student loan spread                                            1.76%           1.79%          1.95%          1.82%           2.03%
"Cash basis" student loan spread                               1.64            1.67           1.86           1.70            2.00
"Core cash basis" student loan spread                          1.64            1.67           1.79           1.70            1.78

Average on-balance sheet student loans                      $37,024         $36,440        $36,113        $34,637         $33,028
Average off-balance sheet student loans                      30,438          27,756         17,926         25,711          17,670
                                                         -----------     -----------    -----------     ----------     -----------
Average managed student loans                               $67,462         $64,196        $54,039        $60,348         $50,698
                                                         ===========     ===========    ===========     ==========     ===========

Ending on-balance sheet student loans                       $37,647         $35,949        $33,809
Ending off-balance sheet student loans                       29,868          30,739         19,467
                                                         -----------     -----------    -----------
Ending managed student loans                                $67,515         $66,688        $53,276
                                                         ===========     ===========    ===========


* "Cash basis" net income includes securitizations as financings and excludes goodwill amortization.
** "Core cash basis" net income excludes non-recurring items such as floor income, the integration charge and the liquidation of investment securities and student loans from "cash basis" net income.

                               USA EDUCATION, INC.

                           CONSOLIDATED BALANCE SHEETS


(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                           December 31,    September 30,    December 31,
ASSETS                                                                         2000            2000            1999
                                                                          -------------   --------------    ------------
Student loans                                                              $37,647,297     $35,949,209      $33,808,867
Warehousing advances                                                           987,352         860,565        1,042,695
Academic facilities financings                                                 851,168         882,862        1,027,765
Cash and investments                                                         5,940,490       4,618,016        5,774,706
Other assets, principally accrued interest receivable                        3,365,481       3,333,362        2,370,751
                                                                          -------------   -------------    -------------
Total assets                                                               $48,791,788     $45,644,014      $44,024,784
                                                                          =============   =============    =============

LIABILITIES

Short-term borrowings                                                      $30,463,988     $30,900,143      $37,491,251
Long-term notes                                                             14,910,939      11,522,577        4,496,267
Other liabilities                                                            1,787,642       1,672,131          982,469
                                                                          -------------   -------------    -------------
Total liabilities                                                           47,162,569      44,094,851       42,969,987
                                                                          -------------   -------------    -------------

COMMITMENTS*

MINORITY INTEREST IN SUBSIDIARY                                                213,883         213,883          213,883

STOCKHOLDERS' EQUITY

Preferred stock, par value $.20 per share,
  20,000 shares authorized: 3,300;
  3,300; and 3,300 shares, respectively,
  issued at stated value of $50 per share                                      165,000         165,000          165,000
Common stock, par value $.20 per share,
  250,000 shares authorized: 190,852; 187,593;
  and 186,070 shares, respectively, issued                                      38,170          37,519           37,214
Additional paid-in capital                                                     225,211          76,517           62,827
Unrealized gains on investments, net of tax                                    311,301         298,974          297,735
Retained earnings                                                            1,810,902       1,743,593        1,462,034
                                                                          -------------   -------------    -------------
Stockholders' equity before treasury stock                                   2,550,584       2,321,603        2,024,810
Common stock held in treasury at cost: 26,707; 23,533;
  and 28,493 shares, respectively                                            1,135,248         986,323        1,183,896
                                                                          -------------   -------------    -------------
Total stockholders' equity                                                   1,415,336       1,335,280          840,914
                                                                          -------------   -------------    -------------
Total liabilities and stockholders' equity                                 $48,791,788     $45,644,014      $44,024,784
                                                                          =============   =============    =============




* Commitments to purchase loans, lines of credit, letters of credit, and academic facilities financing commitments and letters of credit were $16.4 billion, $2.8 billion, $3.5 billion, and $54.5 million, respectively, at December 31, 2000.

                               USA EDUCATION, INC.

                        CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              Quarters Ended
                                             -----------------------------------------------       Years Ended December 31,
                                               December 31,    September 30,    December 31,    -----------------------------
                                                   2000            2000             1999            2000              1999
                                               -----------     ------------     -----------     -------------    ------------
Interest income:
  Student loans                                  $782,144        $769,965        $694,160        $2,854,231        $2,426,506
  Warehousing advances                             15,360          13,194          14,002            56,410            67,828
  Academic facilities financings                   14,637          15,844          17,836            66,709            74,358
  Investments                                     140,768          99,983          83,628           501,309           239,883
                                                 --------        --------        --------        ----------        ----------
Total interest income                             952,909         898,986         809,626         3,478,659         2,808,575
Interest expense                                  794,964         738,653         630,552         2,836,871         2,114,785
                                                 --------        --------        --------        ----------        ----------
Net interest income                               157,945         160,333         179,074           641,788           693,790
Less: provision for losses                          9,354           5,428           7,148            32,119            34,358
                                                 --------        --------        --------        ----------        ----------
Net interest income after provision for losses    148,591         154,905         171,926           609,669           659,432
                                                 --------        --------        --------        ----------        ----------
Other income:
   Gains on student loan securitizations              836          22,656          23,740            91,846            35,280
   Servicing and securitization revenue            84,952          80,027          60,085           295,646           288,584
   Gains/(losses) on sales of student loans           (54)            122          27,169                67            27,169
   Gains/(losses) on sales of securities          (25,262)             25           6,053            18,555            15,832
   Other                                          120,340         103,086          20,163           281,518            83,925
                                                 --------        --------        --------        ----------        ----------
Total other income                                180,812         205,916         137,210           687,632           450,790
Operating expenses                                174,312         167,116          94,372           532,710           358,570
Integration charge                                      -          53,000               -            53,000                 -
                                                 --------        --------        --------        ----------        ----------
Income before income taxes and minority
  interest in net earnings of subsidiary          155,091         140,705         214,764           711,591           751,652
Income taxes                                       53,762          45,813          70,137           235,880           240,127
Minority interest in net earnings of
  subsidiary                                        2,673           2,674           2,673            10,694            10,694
                                                 --------        --------        --------        ----------        ----------
NET INCOME                                         98,656          92,218         141,954           465,017           500,831
Preferred stock dividends                           2,864           2,865           1,438            11,522             1,438
                                                 --------        --------        --------        ----------        ----------
Net income attributable to common stock          $ 95,792        $ 89,353        $140,516          $453,495          $499,393
                                                 ========        ========        ========        ==========        ==========
BASIC EARNINGS PER SHARE                         $    .58        $    .56        $    .89          $   2.84          $   3.11
                                                 ========        ========        ========        ==========        ==========
Average common shares outstanding                 163,927         160,652         158,203           159,482           160,577
                                                 ========        ========        ========        ==========        ==========
DILUTED EARNINGS PER SHARE                       $    .56        $    .55        $    .87          $   2.76          $   3.06
                                                 ========        ========        ========        ==========        ==========

Average common and common equivalent shares
  outstanding                                     169,866         163,279         160,908           164,355           163,158
                                                 ========        ========        ========        ==========        ==========


                               USA EDUCATION, INC.
                       SUPPLEMENTAL FINANCIAL INFORMATION
                               FOURTH QUARTER 2000
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


The following supplemental information should be read in connection with USA Education, Inc.'s (formerly SLM Holding Corporation - the "Company") press release of fourth quarter 2000 earnings, dated January 18, 2001.

Statements in this Supplemental Financial Information Release which refer to expectations as to future developments are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in such laws and regulations; changes in the demand for educational financing or in financing preferences of educational institutions, students and their families; and changes in the general interest rate environment. For more information, see the Company's filings with the Securities and Exchange Commission.

PRO-FORMA STATEMENTS OF INCOME

Under generally accepted accounting principles ("GAAP"), the Company's securitization transactions have been treated as sales. At the time of sale, in accordance with Statement of Financial Accounting Standards 125 ("SFAS 125"), the Company records a gain equal to the present value of the estimated future net cash flows from the portfolio of loans sold. Interest earned on the interest residual and fees earned for servicing the loan portfolios are recognized over the life of the securitization transaction as servicing and securitization revenue. Under SFAS 125 income recognition is effectively accelerated through the recognition of a gain at the time of sale while the ultimate realization of such income remains dependent on the actual performance, over time, of the loans that were securitized.

Management believes that, in addition to results of operations as reported in accordance with GAAP, another important performance measure is pro-forma results of operations under the assumption that the securitization transactions are financings and that the securitized student loans were not sold. In addition, the pro-forma results of operations also exclude the effect of floor income, certain one-time gains and losses on sales of investment securities and student loans, a one-time integration charge related to the July 2000 acquisition of USA Group and the amortization of goodwill from all acquisitions. The following pro-forma statements of income present the Company's results of operations under these assumptions. As such, no gain on sale or subsequent servicing and securitization revenue is recognized. Instead, the earnings of the student loans in the trusts and related financing costs are reflected over the life of the underlying pool of loans. The effect of floor income, certain one-time gains and losses on sales of investment securities and student loans, the amortization of goodwill from acquisitions and the one-time integration charge are also excluded from net income. Management refers to these pro-forma results as "core cash basis" statements of income. Management monitors the periodic "core cash basis" earnings of the Company's managed student loan portfolio and believes that they assist in a better understanding of the Company's student loan business.

The following table presents the "core cash basis" statements of income and reconciliation to GAAP net income as reflected in the Company's consolidated statements of income.



                                                             Quarters Ended                      Years Ended
                                              -------------------------------------------  -------------------------
                                              December 31,    September 30,  December 31,  December 31,   December 31,
                                                 2000              2000          1999         2000            1999
                                              ------------    -------------  ------------  ------------   -----------
"CORE CASH BASIS" STATEMENTS OF INCOME:
Insured student loans..................           $ 1,441         $ 1,366        $ 1,030      $ 5,015         $ 3,642
Advances/Facilities/Investments........               186             139            116          652             386
                                              -----------     -----------    -----------   ----------     -----------
Total interest income..................             1,627           1,505          1,146        5,667           4,028
Interest expense.......................            (1,353)         (1,238)          (901)      (4,628)         (3,101)
                                              ------------    -----------    ------------  -----------    ------------
Net interest income....................               274             267            245        1,039             927
Less: provision for losses.............                14              11             11           53              51
                                              -----------     -----------    -----------   ----------     -----------
Net interest income after provision for
       losses..........................               260             256            234          986             876
                                              -----------     -----------    -----------   ----------     -----------
Other income:
     Gains on student loan securitizations              -               -              -            -               -
     Servicing and securitization revenue               -               -              -            -               -
     Gains on sales of securities......                 -               -              -            1               1
     Other.............................               119             103             20          280              83
                                              --------------  -----------    -----------   ----------     -----------
Total other income.....................               119             103             20          281              84
Total operating expenses...............               165             161             93          514             356
                                              -----------     -----------    -----------   ----------     -----------
Income before income taxes and minority
interest in net earnings of subsidiary.               214             198            161          753             604
Income taxes...........................                73              67             50          250             188
Minority interest in net earnings
       of subsidiary...................                 3               3              3           11              11
                                              -----------     -----------    -----------   ----------     -----------
"Core cash basis" net income...........               138             128            108          492             405
Preferred stock dividends                               3               3              1           12               1
                                              -----------     -----------    -----------   ----------     -----------
"Core cash basis" net income
       attributable to common stock....            $  135          $  125         $  107       $  480         $  404
                                              ===========     ===========    ===========   ==========     ===========
"Core cash basis" diluted earnings per
       share ..........................            $  .80          $  .77         $  .66       $ 2.93         $ 2.48
                                              ===========     ===========    ===========   ==========     ===========



                                                             Quarters Ended                      Years Ended
                                              -------------------------------------------  -------------------------
                                              December 31,    September 30,  December 31,  December 31,   December 31,
                                                 2000              2000          1999         2000            1999
                                              ------------    -------------  ------------  ------------   -----------
RECONCILIATION OF GAAP NET INCOME TO "CORE
CASH BASIS" NET INCOME:
GAAP net income........................           $    99         $    92        $   142       $   465        $  501
                                              -----------     -----------    -----------   -----------    -----------
"Cash basis" adjustments:
   Gains on student loan securitizations.              (1)            (22)           (24)          (92)          (35)
   Servicing and securitization revenue..             (85)            (80)           (60)         (296)         (289)
   Net interest income.................               115             107             75           400           340
   Provision for losses................                (4)             (6)            (5)          (21)          (17)
   Other...............................                 -               -              -             -            (1)
   Goodwill amortization...............                 9               6              2            19             3
                                              -----------     -----------    -----------   -----------    -----------
Total "cash basis" adjustments.........                34               5            (12)           10             1
Net tax effect  (A) ...................               (11)             (1)             5            (1)            -
                                              -----------     -----------    -----------   -----------    -----------
"Cash basis" net income................               122              96            135           474           502
                                              -----------     -----------    -----------   -----------    -----------
"Core cash basis" adjustments:
   Floor income........................                 -               -             (9)           (3)         (107)
   Integration charge..................                 -              53              -            53             -
   Gains/losses on sales of student
   loans..............................                  -               -            (27)            -           (27)
   Gains/losses on sales of securities.                25               -             (6)          (18)          (14)
                                              -----------     -----------    -----------   -----------    -----------
Total "core cash basis" adjustments....                25              53            (42)           32           (148)
Net tax effect  (A) ...................                (9)            (21)            15           (14)            51
                                              -----------     -----------    -----------   -----------    -----------
"Core cash basis" net income...........           $   138         $   128        $   108       $   492        $   405
                                              ===========     ===========    ===========   ===========    ===========



      (A) Such tax effect is based upon Sallie Mae's marginal tax rate for the respective period.

"CORE CASH BASIS" STUDENT LOAN SPREAD AND NET INTEREST INCOME

The following table analyzes the reported earnings from the Company's portfolio of managed student loans, which includes loans both on-balance sheet and those off-balance sheet in securitization trusts. The line captioned "Cash basis adjusted student loan yields" reflects contractual student loan yields.

"CORE CASH BASIS" STUDENT LOAN SPREAD ANALYSIS



                                                             Quarters Ended                      Years Ended
                                              -------------------------------------------  -------------------------
                                              December 31,    September 30,  December 31,  December 31,   December 31,
                                                 2000              2000          1999         2000            1999
                                              ------------    -------------  ------------  ------------   -----------
"Cash basis" adjusted student loan yields...        9.10%         9.10%          8.25%         8.92%           8.00%
Consolidated loan rebate fees...............        (.19)         (.18)          (.16)         (.18)           (.15)
Offset fees.................................        (.07)         (.08)          (.10)         (.08)           (.09)
Borrower benefits...........................        (.09)         (.10)          (.09)         (.09)           (.08)
Premium amortization........................        (.25)         (.27)          (.27)         (.26)           (.28)
                                               ----------    -----------    ----------    ----------     ------------
Student loan income.........................        8.50          8.47           7.63          8.31            7.40
Cost of funds...............................       (6.86)        (6.80)         (5.77)        (6.61)          (5.40)
                                               ----------    ----------     ----------    -----------    -----------
"Cash basis" student loan spread............        1.64%         1.67%          1.86%         1.70%           2.00%
                                               ==========    ==========     ==========    ==========     ===========

"Core cash basis" student loan spread.......        1.64%         1.67%          1.79%         1.70%           1.78%
                                               ==========    ==========     ==========    ==========     ===========

AVERAGE BALANCES
Managed student loans.......................     $67,462       $64,196        $54,039       $60,348         $50,698
                                               ==========    ==========     ==========    ==========     ===========



The Company generally earns interest at the greater of the borrower's rate or a floating rate determined by reference to the average of the weekly auctions of the 91-day Treasury bills by the government, plus a fixed spread, which is dependent upon when the loan was originated. In all cases, the rate the borrower pays sets a minimum rate for determining the yield the Company earns on the loan. The Company generally finances its student loan portfolio with floating rate debt tied to the average of the 91-day Treasury bill auctions, either directly or through the use of derivative financial instruments, to mimic the interest rate characteristics of the student loans. Such borrowings in general, however, do not have minimum rates. As a result, in certain declining interest rate environments, the portfolio of managed student loans may be earning the minimum borrower rate, while the Company's funding costs (exclusive of funding spreads) will generally decline along with Treasury bill rates. For loans where the borrower's interest rate is fixed to term, lower interest rates may benefit the spread earned on student loans for extended periods of time. For loans where the borrower's interest rate is reset annually, any benefit of a low interest rate environment will only enhance student loan spreads through the next annual reset of the borrower's interest rate, which occurs on July 1 of each year. Due to the continued rise in Treasury bill rates since the second quarter of 1999, the Company realized $.02 million in revenue from student loans earning at the minimum borrower rate in the fourth quarter of 2000 versus $9 million of such earnings in the year-ago quarter and $.01 million in the prior quarter. The negative impact of the rise in Treasury bill rates on student loans earning at the minimum borrower rate decreased the "cash basis" student loan spread by 6 basis points versus the year-ago quarter. These earnings have been excluded from student loan income to calculate the "core cash basis" student loan spread.

The decrease in "core cash basis" student loan spread versus the year-ago quarter is primarily attributable to the increase in the company's portfolio of lower yielding loans which has decreased the average special allowance payment
(SAP) in the student loan yield and to the increase in the average balance of consolidation loans as a percentage of total managed loans which has decreased the "core cash basis" student loan spread by 4 and 3 basis points, respectively. In addition, the cost of funds spread has increased 4 basis points versus the year-ago quarter.

The "core cash basis" net interest margin for the fourth quarters of 2000 and 1999 and the third quarter of 2000 was 1.42 percent, 1.63 percent and 1.51 percent, respectively. The decrease in fourth quarter of 2000 "core cash basis" net interest margin versus the fourth quarter of 1999 and the decrease over the prior quarter are partially due to the changes in the student loan spread discussed above. The decrease in the "core cash basis" net interest margin in the fourth quarter of 2000 versus the year-ago quarter and prior quarter can also be attributed to the increase in average balance of investments as a percentage of total earning assets.

STUDENT LOAN SPREAD AND NET INTEREST INCOME

The following table analyzes the reported earnings from student loans on-balance sheet. The line captioned "adjusted student loan yields" reflects contractual student loan yields.

STUDENT LOAN SPREAD ANALYSIS


                                                  Quarters Ended                          Years Ended
                                  ---------------------------------------------   ----------------------------
                                  December 31,  September 30,      December 31,   December 31,     December 31,
                                      2000           2000             1999            2000              1999
                                  ------------  -------------      ------------   ------------     -----------
ON-BALANCE SHEET
Adjusted student loan yields.           9.09%          9.10%             8.29%           8.91%           8.02%
Consolidated loan rebate fees           (.28)          (.26)             (.22)           (.27)           (.22)
Offset fees..................           (.13)          (.14)             (.15)           (.13)           (.15)
Borrower benefits............           (.07)          (.07)             (.07)           (.07)           (.06)
Premium amortization.........           (.21)          (.22)             (.22)           (.20)           (.24)
                                  ----------     ----------       -----------     -----------     -----------
Student loan income..........           8.40           8.41              7.63            8.24            7.35
Cost of funds................          (6.64)         (6.62)            (5.68)          (6.42)          (5.32)
                                  ----------     ----------       -----------     -----------     -----------
Student loan spread..........           1.76%          1.79%             1.95%           1.82%           2.03%
                                  ==========     ==========       ===========     ===========     ===========

AVERAGE BALANCES
On-balance sheet student
   loans.....................         $37,024        $36,440          $36,113          $34,637        $33,028
Securitized loans............          30,438         27,756           17,926           25,711         17,670
                                  -----------    -----------      -----------     ------------    -----------
Managed student loans........         $67,462        $64,196          $54,039          $60,348        $50,698
                                  ===========    ===========      ===========     ============    ===========


In periods of declining interest rates, the Company's on-balance sheet portfolio of student loans may be earning the minimum borrower rate, while the Company's funding costs (exclusive of funding spreads) will generally decline along with Treasury bill rates in a manner similar to the Company's managed portfolio of student loans discussed in detail above under "Core Cash Basis Student Loan Spread Analysis." Due to the continued rise in Treasury bill rates since the second quarter of 1999 the Company realized $.02 million in earnings from student loans earning at the minimum borrower rate in the fourth quarter of 2000 versus $8 million of such earnings in the year-ago quarter and $.01 million in the prior quarter. The amortization of up-front payments received on floor revenue contracts on loans with borrower rates that adjust annually is included in the student loan spreads.

The negative impact of the rise in Treasury bill rates on student loans earning at the minimum borrower rate decreased the on-balance sheet student loan spread by 8 basis points versus the year-ago quarter. The increase in the on-balance sheet portfolio of lower yielding loans and consolidation loans as a percentage of total loans also decreased the student loan spread by 7 and 6 basis points, respectively, versus the year-ago quarter.

AVERAGE BALANCE SHEETS

The following tables reflect the rates earned on earning assets and paid on liabilities for the quarters ended December 31, 2000, September 30, 2000 and December 31, 1999 and the years ended December 31, 2000 and 1999.


                                                                  Quarters Ended
                                         ---------------------------------------------------------------
                                             December 31,         September 30,         December 31,
                                                2000                  2000                 1999
                                         ------------------    ------------------    -------------------
                                          Amount      Rate      Amount      Rate      Amount       Rate
                                         --------    ------    --------    ------    -------      ------
AVERAGE ASSETS
Student loans....................         $37,024     8.40%     $36,440     8.41%     $36,113      7.63%
Warehousing advances.............             903     6.77          737     7.12          896      6.20
Academic facilities financings...             877     8.17          963     8.19        1,087      8.17
Investments......................           8,367     6.65        5,792     6.92        5,344      6.45
                                         --------     ----     --------     ----    ---------    ------
Total interest earning assets....          47,171     8.06%      43,932     8.18%      43,440      7.47%
Non-interest earning assets......           3,408     ====        2,926     ====        2,426     ======
                                         --------              --------             ---------
Total assets.....................         $50,579               $46,858               $45,866
                                         ========              ========             =========
AVERAGE LIABILITIES AND STOCK-
  HOLDERS' EQUITY
Six-month floating rate notes....         $ 5,022     6.71%     $ 4,310     6.58%     $ 5,014      5.78%
Other short-term borrowings......          28,612     6.64       30,731     6.68       33,760      5.68
Long-term notes..................          13,727     6.75        9,038     6.67        4,938      5.98
                                         --------     ----     --------     ----    ---------    ------
Total interest bearing liabilities         47,361     6.68%      44,079     6.67%      43,712      5.72%
Non-interest bearing liabilities.           1,842     ====        1,604     ====        1,434    ======
Stockholders' equity.............           1,376                 1,175                   720
                                         --------              --------             ---------
Total liabilities and stockholders'
  equity.........................         $50,579               $46,858               $45,866
                                         ========              ========             =========
Net interest margin..............                     1.35%                 1.50%                  1.71%
                                                      ====                  ====                 ======




                                                       Years Ended
                                       -------------------------------------------
                                        December 31, 2000       December 31, 1999
                                       -------------------     -------------------
                                        Amount        Rate      Amount       Rate
                                       --------      ------    --------     ------
AVERAGE ASSETS
Student loans....................       $34,637       8.24%      $33,028      7.35%
Warehousing advances.............           825       6.84         1,173      5.78
Academic facilities financings...           974       8.50         1,144      8.16
Investments......................         7,486       6.81         3,932      6.42
                                       --------       ----     ---------   -------
Total interest earning assets....        43,922       7.98%       39,277      7.23%
Non-interest earning assets......         2,711       ====         2,166   =======
                                       --------                ---------
Total assets.....................       $46,633                  $41,443
                                       ========                =========
AVERAGE LIABILITIES AND STOCK-
  HOLDERS' EQUITY
Six-month floating rate notes....       $ 4,660       6.49%      $ 4,644      5.38%
Other short-term borrowings......        30,670       6.40        28,560      5.30
Long-term notes..................         8,636       6.61         6,292      5.60
                                       --------       ----     ---------   -------
Total interest bearing liabilities       43,966       6.45%       39,496      5.35%
Non-interest bearing liabilities.         1,574       ====         1,287   =======
Stockholders' equity.............         1,093                      660
                                       --------                ---------
Total liabilities and stockholders'
  equity.........................       $46,633                  $41,443
                                       ========                =========
Net interest margin..............                     1.52%                   1.85%
                                                      ====                 =======


NET INTEREST MARGIN AND INCOME

The net interest margin for the fourth quarters of 2000 and 1999 and the third quarter of 2000 was 1.35 percent, 1.71 percent and 1.50 percent, respectively. The decrease in the net interest margin for the fourth quarter of 2000 versus the fourth quarter of 1999 and the decrease over the prior quarter are partially due to the changes in the student loan spread discussed previously. The decrease is also due to the increase in the average balance of investments as a percentage of the total average balance of earning assets. The decrease in net interest income versus the year-ago quarter is due to the decrease in floor revenue discussed in the student loan spread analysis previously and to the increase in the average balance of investments as a percentage of the total average balance of earning assets.

SECURITIZATION PROGRAM

During the fourth quarter of 2000, the Company securitized $70 million through the recycling provisions of the USA Group securitizations and recorded a pre-tax securitization gain of $1 million or 1.19 percent of the portfolio securitized. In the fourth quarter of 1999, the Company securitized $2 billion and recorded a pre-tax securitization gain of $24 million or 1.19 percent of the portfolio securitized. In the third quarter of 2000, the Company securitized $2 billion and recorded a pre-tax securitization gain of $22 million or 1.08 percent of the portfolio securitized.

Servicing and securitization revenue, the ongoing revenue from securitized loan pools, includes both the revenue the Company receives for servicing loans in the securitization trusts and income earned on the interest residual asset. Servicing and securitization revenue totaled $85 million in the fourth quarter of 2000 versus $60 million in the corresponding year-ago quarter, and $80 million in the prior quarter. In the fourth quarter of 2000, servicing and securitization revenue was 1.11 percent of average securitized loans versus 1.33 percent in the year-ago quarter and 1.15 percent in the third quarter of 2000. The decrease in servicing and securitization revenue as a percentage of the average balance of securitized student loans in the fourth quarter of 2000 versus the fourth quarter of 1999 is partially due to the impact of the rise in Treasury bill rates since the second quarter of 1999, which increased the earnings from those student loans in the trusts that were earning the minimum borrower rate in a manner similar to on-balance sheet student loans. The lower contractual rates on the acquired USA Group securitizations reduced servicing revenue as a percentage of average securitized loans by 7 basis points versus the year-ago quarter. In addition, USA Group securitizations were acquired with a lower interest residual. The inclusion of the lower spread in securitization revenue has decreased the servicing and securitization revenue as a percentage of total average securitized loans by 11 basis points. The increase in servicing and securitization revenue in the fourth quarter of 2000 versus the prior quarter is mainly due to the higher average balance of the interest residual asset offsetting the impact of higher Treasury bill rates.

OTHER INCOME

Other income, exclusive of gains on student loan securitizations, servicing and securitization revenue, gains on sales of student loans and certain one-time gains and losses on sales of investment securities totaled $120 million for the fourth quarter 2000 versus $20 million in the year-ago quarter and $103 million for the third quarter 2000. Other income mainly includes guarantee servicing revenue, late fees earned on student loans, revenue received from servicing third party portfolios of student loans, and commitment fees for letters of credit. Guarantee servicing fees arise primarily from four categories of services that correspond to the student loan life cycle. They include loan originations, the maintenance of the guarantee on the loan, default prevention, and collection revenues. Included in the fourth quarter of 2000 other income are $9 million, $11 million, $16 million and $47 million, respectively, representing these four categories. For the fourth quarter of 2000, an additional $11 million of third party servicing and other fees for USA Group Inc., are included in other income.

 The Company entered into Cap and Floor contracts that are an effective economic hedge of a segment of our student loan portfolio. These positions do not meet the hedge effectiveness requirements under GAAP and as a result were marked to market and a $25 million pre-tax loss was recorded on the GAAP financial statements in the fourth quarter of 2000.

OPERATING EXPENSES

In the fourth quarter of 2000, total operating expenses were $174 million versus $94 million in the corresponding year-ago period and $167 million in the third quarter of 2000, exclusive of the one-time integration charge of $53 million, or as a percentage of managed student loans were 1.03 percent, .70 percent and 1.04 percent, respectively. General and administrative expenses totaled $63 million for the fourth quarter of 2000 versus $37 million in the year-ago quarter and $67 million in the third quarter of 2000, exclusive of the one-time integration charge. The increase in operating expenses in the fourth quarter of 2000 versus the fourth quarter of 1999 is mainly due to the addition of operating expenses connected with the acquisitions of Student Loan Funding Resources, Inc. ("SLFR") and USA Group, Inc., which closed in July 2000.

In connection with the acquisition of USA Group, the Company took an integration charge of $53 million in the third quarter of 2000. Included in this amount are severance costs, costs to close facilities and move functional responsibilities as well as costs to align system capabilities and move the data center.

CAPITAL

The Company repurchased 3.0 million shares during the fourth quarter of 2000 through open market repurchases and equity forward settlements and issued a net
3.0 million as a result of benefit plans. At December 31, 2000, the total common shares that could potentially be acquired over the next five years under outstanding equity forward contracts was 18.2 million, and the Company had a remaining authority to enter into additional share repurchases and equity forward contracts for 4.8 million shares.

STUDENT LOAN PURCHASES


                                                   Quarters Ended                            Years Ended
                                   --------------------------------------------    ----------------------------
                                   December 31,   September 30,    December 31,    December 31,     December 31,
                                       2000          2000              1999            2000            1999
                                   ------------   -------------    ------------    ------------     -----------
Controlled channels........           $1,294         $ 1,693          $  987          $ 6,595          $ 7,161
Other commitment clients...              179             415             124            1,405            1,788
Spot purchases.............              396             279              50              885              115
Acquisitions...............                -           4,524               -            4,524            2,585
Consolidations.............              238             219             171              824              920
Other......................              324             262             336            1,148            1,111
                                      -------        --------        --------         --------        ---------
Total......................            2,431           7,392           1,668           15,381           13,680
Managed loans acquired                     -           5,165              -             5,165               -
                                      -------        --------        --------         --------        ---------
Total managed loans
    acquired                          $2,431         $12,557          $1,668          $20,546          $13,680
                                      =======        ========        ========         ========        =========



The Company purchased $2.4 billion of student loans in the fourth quarter of 2000 compared with $1.7 billion in the year-ago quarter and $12.6 billion in the previous quarter. Included in the prior quarter purchases are $1.4 billion of student loans acquired from USA Group, Inc., $3.1 billion of student loans acquired from SLFR and $5.2 billion of managed loans acquired from USA Group, Inc.

In the fourth quarter of 2000, the Company's controlled channels of loan originations totaled $2.0 billion versus $1.2 billion in the year-ago quarter and $2.4 billion in the prior quarter. The pipeline of loans currently serviced and committed for purchase by the Company was $3.9 billion at December 31, 2000 versus $3.5 billion at December 31, 1999 and $3.2 billion at September 30, 2000.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which requires that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS 133, as amended by Statement of Financial Accounting Standards No. 137, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," is effective for the Company's financial statements beginning January 1, 200l. SFAS 133, as amended, requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. In addition to designation as a hedge, the primary requirement for hedge accounting is demonstration that the hedge is an effective offset to either changes in cash flows or fair value (effectiveness test).

Under the Higher Education Act, student loans have terms that create an embedded floor derivative. These assets have an interest rate indexed to the 91-day Treasury bill rate but limited by a minimum interest rate. The Company finances its loan portfolio by entering into debt transactions at either a fixed rate or variable rate tied to the 91-day Treasury bill or LIBOR. In order to manage the cash inflow characteristics of these assets with the cash outflow characteristics of the Company's debt, the Company has entered into primarily two types of derivative transactions. The Company will often sell floor contracts for all or a portion of the estimated student loan life. SFAS 133 does not recognize written floors as an effective hedge unless the terms of the written floor match the terms of the embedded floor in the student loan asset. In cases where the Company sells a floor for a term shorter than the average life of the student loan, the floor must be marked to market with any changes in value reflected in the income statement. Secondarily, to the extent that the Company has variable LIBOR based debt, the Company will enter into basis swaps to better match the cash flows of the assets and liabilities. In this situation, SFAS 133 requires that the change in the value of the hedge effectively offset both the change in the value of the asset and the change in the value of the liability. Because of the existence of a minimum rate in the assets, this effectiveness test cannot be met and these swaps will be recorded at market value with subsequent changes in value reflected in the income statement.

The Company utilizes Eurodollar Contracts as hedges of anticipated transactions. These met the SFAS 133 effectiveness test and will be considered cash flow hedges. As such, they will be marked to market, as currently accounted for under GAAP, and the changes in value will be reflected in other comprehensive income
(OCI). Once the anticipatory transaction has occurred, the resulting gain or loss will be amortized out of OCI over the life of the hedged instrument.

Under SFAS 133, the fixed versus floating interest rate swaps that meet the hedge effectiveness requirements will be considered fair value hedges. As such, both of these derivatives and their corresponding hedged asset or liability will be marked to market in the income statement.